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                                                                 Exhibit 4.2

            FIRST AMENDMENT TO THE SEMX CORPORATION RIGHTS AGREEMENT

         This amendment amends the Rights Agreement entered into between SEMX CORPORATION and CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, dated as of June 15, 1999 (the "Rights Agreement").

                                   BACKGROUND

WHEREAS:

         A. The Corporation entered into the Rights Agreement to issue Rights to the holders of its Common Shares;

         B. The Corporation is simultaneously with the execution of this First Amendment to the SEMX Corporation Rights Agreement entering into a Preferred Stock Purchase Agreement among the Corporation, ACI Capital American Fund, LP, and Exeter Venture Lenders, LP, (collectively, the "Warrant Holders") dated June 1, 2000 (the "Preferred Stock Purchase Agreement");

         C. Pursuant to the Preferred Stock Purchase Agreement the Corporation is issuing to the Warrant Holders simultaneously herewith warrants (the "Warrants") to purchase in the aggregate one million (1,000,000) Common Shares;

         D. The Corporation desires to provide to the Warrant Holders the same protection afforded to its Common Share Holders under the Rights Agreement; and

         E. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         Accordingly, in consideration of the premises and the mutual agreements set forth, the parties agree as follows:

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         1. AMENDMENT TO SECTION 1(A). Clause (iii) of Section 1(a) of the
Rights Agreement is hereby amended by adding to the end thereof the following:

            "or were issued pursuant to the Warrants."

         2. AMENDMENT TO SECTION 3(A). Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

            "(a) Until the earlier of (i) the close of business on the tenth Business Day after the Shares Acquisition Date, or (ii) the close of business on the tenth Business Day after the date of the commencement of, or first public announcement of the intent to commence, a tender or exchange offer by any Person (other than an Exempt Person) if upon consummation thereof, any such Person other than an Exempt Person would be the Beneficial Owner of 15% or more of the Common Shares then outstanding (the earlier of such dates, including any such date which is after the date of this Agreement and prior to the issuance of the Rights, being herein referred to as the "Distribution Date"): (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Shares registered in the names of the holders thereof or Warrant certificates, which Warrant certificates were issued pursuant to the Preferred Stock Purchase Agreement to the Warrant Holders (which certificates for Common Shares or Warrants shall be deemed also to be Right Certificates) and not by separate Right Certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares or Warrants (including a transfer to the Corporation). As soon as practicable after the Distribution Date, the Corporation will prepare and execute and the Rights Agent will countersign, and the Rights Agent, if requested by the Corporation, will send, by first-class, insured, postage prepaid mail, or, if requested by or on behalf of a holder, shall otherwise deliver, to each record holder of Common Shares as of the close of business on the Distribution Date, and each holder of the Warrants at the address of such holder shown on the records of the Corporation, one or more Right Certificates, in substantially the form of Exhibit B hereto (the "Right Certificates"), evidencing one Right for each Common Share or one Right for each Common Share which may be purchased pursuant to the terms of each of the Warrants, as the case may be, so held, subject to adjustment. In the event that an adjustment in the number of Rights per Common Share has been made pursuant to Section 11(p) hereof, at the time of distribution the Corporation shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Right Certificates evidencing only whole numbers of Rights are distributed and cash is paid in lieu of fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates. The Rights Certificates issued in respect of the Warrants shall have printed on them a legend stating:

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            'These Rights are subject to forfeiture as provided in Section 18 of the Warrant pursuant to which these Rights were issued, a copy of which Warrant may be examined at the principal office of the Corporation.'"

         3. AMENDMENT TO SECTION 3(C). Section 3(c) of the Rights Agreement is hereby amended to read in its entirety as follows:

            "(c) Rights shall be issued in respect of all Common Shares and Warrants that shall become outstanding after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date, except as otherwise provided in Section 11(p). Certificates representing such Common Shares and Warrants (and certificates delivered pursuant to Sections 6 and 7(d)) shall also be deemed to be Right Certificates, and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

                This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between SEMX Corporation and Continental Stock Transfer & Trust Company, as Rights Agent, dated as of June 15, 1999 as the same may be amended from time to time (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of SEMX Corporation and available for inspection by the holder of this certificate. Under certain circumstances set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. SEMX Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge within five days after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and any subsequent holder of such Rights may become null and void. In no event may the Rights be exercised after June 29, 2009.

            With respect to such certificates containing the foregoing legend, until the Distribution Date (or the earlier Expiration or Final Expiration Date), the Rights associated with the Common Shares and Warrants represented by such certificates shall be evidenced by such certificates alone and registered holders of Common Shares and Warrants shall also be the registered holders of the associated Rights, and the transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares and Warrants represented thereby. In

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            the event that the Corporation purchases or otherwise acquires any
            Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed cancelled and retired so that the Corporation shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding."

            4. AMENDMENT TO SECTION 11(P). Section 11(p) of the Rights Agreement is hereby amended to read in its entirety as follows:

            "(p) Anything in this Agreement to the contrary notwithstanding, in the event that the Corporation shall at any time after the date of this Agreement and prior to the Distribution Date (i) pay a dividend on the outstanding Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding Common Shares, the number of Rights associated with each Common Share then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each Common Share or Warrant following any such event (including other Common Shares and Warrants issued after the date of such event, but prior to the Distribution Date and including Common Shares which may be purchased pursuant to the Warrants) shall equal the result obtained by multiplying the number of Rights associated with each Common Share and Warrant immediately prior to such event by a fraction the numerator of which shall be the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of Common Shares outstanding immediately following the occurrence of such event."

            5. AMENDMENT TO SECTION 16 OF THE RIGHTS AGREEMENT. Section 16 of the Rights Agreement is hereby amended to read in its entirety as follows:

            SECTION 16. AGREEMENT OF RIGHTS HOLDERS. Every holder of a Right by accepting the same consents and agrees with the Corporation and the Rights Agent and with every other holder of a Right that:

                (a) prior to the Distribution Date, the Rights will be
            transferable only in connection with the transfer of the Common Shares or Warrants;

                (b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer; and

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                (c) the Corporation and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares or Warrants certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Shares or Warrants certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary.

                (d) notwithstanding anything in this Agreement to the contrary, neither the Corporation nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Corporation must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

            6. RATIFICATION. Except as hereby amended, the Rights Agreement is hereby ratified and confirmed.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of June, 2000.

                                            SEMX CORPORATION


                                            By: /s/ Gilbert D. Raker
                                               --------------------------------
                                            Name:  Gilbert D. Raker
                                                 ------------------------------
                                            Title: Chairman, President and CEO
                                                  -----------------------------

                                            CONTINENTAL STOCK TRANSFER &
                                            TRUST COMPANY


                                            By: /s/ William F. Seegraber
                                               --------------------------------
                                            Name: William F. Seegraber
                                                 ------------------------------
                                            Title: Vice President
                                                  -----------------------------

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